Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Apollo Medical Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	Other	5,000,000	$38.70(3)	$193,500,000	$110.20 per $1,000,000	$21,323.70
Fees Previously Paid
	Total Offering Amounts					$193,500,000		$21,323.70
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$21,323.70

(1)	Represents the common stock, $0.001 par value per share (“Common Stock”), of Apollo Medical Holdings, Inc. issuable pursuant to the Apollo Medical Holdings, Inc. Employee Stock Purchase Plan (the “Plan”) being registered pursuant to the Registration Statement.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock that may become issuable under the Plan by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Securities Act Rules 457(c) and (h) and calculated based upon the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on August 14, 2023.